Exhibit 10.16

Simple Promissory Note

$25,000

In the City of Fort Bragg, County of Mendocino, in the State of California, on the 15th day of November, 2003 on demand, Thanksgiving Coffee Company, Inc. promises to pay to the order of Paul Katzeff and Joan Katzeff the principal sum of Twenty five thousand dollars ($25,000) payable in six payments of $4,000 each plus interest at 10% per annum and a seventh payment of $1,000 plus interest on the fifteenth day of each month, beginning on the 15th day of December, 2003 and continuing until said principal and interest have been paid in full.

Obligee/Maker of Promise

/s/ Joan Katzeff Joan Katzeff, President Officer, Thanksgiving Coffee Company, Inc. Borrower	November 15, 2003 Date

/s/ Paul Katzeff Paul Katzeff, Lender	November 15, 2003 Date

/s/ Joan Katzeff Joan Katzeff, Lender	November 15, 2003 Date